ESCROW AGREEMENT

      This ESCROW AGREEMENT dated this 26th day of January, 2006, is by and among OLD MUTUAL INSURANCE SERIES FUND, a Delaware statutory trust (the "Trust"), OLD MUTUAL CAPITAL, INC., a Delaware corporation (the "Adviser"), and U.S. BANK, NATIONAL ASSOCIATION, as escrow agent (the "Escrow Agent").

                                   RECITALS:

      WHEREAS, pursuant to that certain Interim Investment Advisory Agreement between the Trust and the Adviser (the "Interim Agreement"), the Adviser has been appointed by the Trust to provide investment advice to the series portfolios of the Trust identified on SCHEDULE A attached hereto ("Portfolios"), pursuant to the terms of the Interim Agreement. Except as provided herein, capitalized terms used but not defined herein have the meanings given to such terms in the Interim Agreement; and

      WHEREAS, pursuant to those certain Interim Investment Sub-Advisory Agreements between the Trust, the Adviser, and the sub-advisers to the Portfolios identified on SCHEDULE A attached hereto (each a "Sub-Adviser" and together, the "Sub-Advisers"), each Sub-Adviser has been appointed by the Adviser to serve as Sub-Adviser to the Portfolios or a portion thereof (each an "Interim Sub-Advisory Agreement"); and

      WHEREAS, in accordance with Section 5 of the Interim Agreement, compensation for the Adviser's services will be deposited in an interest-bearing escrow account at the end of each month by each of the series of the Trust (each a "Portfolio"); and

      WHEREAS, in accordance with Section 4 of each Interim Sub-Advisory Agreement, compensation payable by the Adviser for each Sub-Adviser's services will be deposited by the Trust in an interest-bearing escrow account at the end of each month pursuant to a schedule of sub-advisory fees to be provided by the Adviser; and

      WHEREAS, the Trust, the Adviser and the Escrow Agent now wish to provide for the appointment of an escrow agent to hold the escrowed funds, and to set forth the terms and conditions under which the funds held in escrow shall be disbursed;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. APPOINTMENT OF ESCROW AGENT. The Trust, on behalf of itself and each of its separate Portfolios, and the Adviser hereby appoint the Escrow Agent as the escrow agent under this Escrow Agreement and the Escrow Agent hereby accepts such appointment and agrees to hold and deposit all of the funds deposited into escrow with it pursuant to the Interim Agreement and each Interim Sub-Advisory Agreement in accordance with the terms hereof, and to perform its other duties hereunder.

      2. ESTABLISHMENT OF ESCROW FUNDS. The Escrow Agent will maintain a separate master escrow account and a separate escrow sub-account for each Portfolio. The Trust, on behalf of each Portfolio, will deliver to the Escrow Agent, as provided in Section 5 of the Interim Agreement, the Adviser's compensation, which shall include the Sub-Adviser's compensation payable by the Adviser to each Sub-Adviser pursuant to Section 4 of each Interim Sub-Advisory Agreement. The Adviser, with respect to the Portfolios, will deliver to the Escrow Agent a schedule setting forth: (i) the advisory fees to be held in each master escrow account on behalf of the Adviser (after accounting for the deduction of the sub-advisory fees); and (ii) the sub-advisory fees to be held in each escrow sub-account on behalf of the applicable Sub-Adviser, consistent with the terms of each Interim Advisory and Sub-Advisory Agreement. Upon receipt of a deposit from the Trust on behalf of a Portfolio, the Escrow Agent shall provide written confirmation to the Trust and the Adviser that such sum has been deposited with it. The Adviser's compensation for the Portfolios held in the master escrow accounts by the Escrow Agent hereunder, and each Sub-Adviser's compensation for the Portfolios (or portion thereof) held in the escrow sub-accounts by the Escrow Agent hereunder, together with all interest and other earnings thereon ("Earnings"), herein is referred to as an "Escrow Fund," and collectively as "Escrow Funds."

      3. DUTY TO INVEST ESCROW FUNDS. All Escrow Funds shall be invested in U.S. Bank Money Market Account.

      4. INCOME ON AN ESCROW FUND. All Earnings shall be added to the Escrow Fund and distributed in accordance with the terms hereof.

      5.    DELIVERY OF ESCROW FUNDS BY ESCROW AGENT.

            (a) The Escrow Agent shall release the Escrowed Funds as instructed in a writing signed by both the Trust and the Adviser (each, a "Joint Instruction"), which Joint Instruction shall include wire transfer or other payment instructions; shall certify that an event in any of subsection (b), (c),
(d) or (e) of this section has occurred; and, if an event in subsection (d) or
(e) shall have occurred, shall certify the amount to be paid to the Adviser or Sub-Adviser, as applicable, under such subsection (d) or (e).

            (b) If a majority of a Portfolio's outstanding voting securities approve a New Investment Management Agreement with the Adviser for such Portfolio within 150 days following the Commencement Date, the amount in the master escrow account (including Earnings) which has been deposited by the Trust on behalf of said Portfolio shall be paid to the Adviser within one business day following Joint Instruction to the Escrow Agent of such approval by the shareholders of said Portfolio.

            (c) If a majority of a Portfolio's outstanding voting securities approve a New Investment Sub-Advisory Agreement with the applicable Sub-Adviser for such Portfolio within 150 days following the Commencement Date, the amount in the escrow sub-account (including Earnings) which has been deposited by the Trust on behalf of such Portfolio shall be paid to such Sub-Adviser within one business day following Joint Instruction to the Escrow Agent of such approval by the shareholders of said Portfolio.

            (d) If a majority of a Portfolio's outstanding voting securities do not approve a contract with the Adviser, the Adviser shall be paid, out of the applicable master escrow account, within one business day following Joint Instruction to the Escrow Agent of such non-approval, the lesser of: (i) any costs, subject to the approval of the Board of Trustees of the Trust, incurred by the Adviser in performing the services under the Interim Agreement (plus Earnings on that amount while in escrow); or (ii) the total amount in the master escrow account (plus Earnings). The Trust shall be paid out of the applicable master escrow account the remainder amount.

            (e) If a majority of a Portfolio's outstanding voting securities do not approve a Sub-Advisory contract with the applicable Sub-Adviser, the Sub-Adviser shall be paid, out of the applicable escrow sub-account, within one business day following Joint Instruction to the Escrow Agent of such non-approval, the lesser of: (i) any costs, subject to the approval of the Board of Trustees of the Trust, incurred by such Sub-Adviser in performing the services under the applicable Interim Sub-Advisory Agreement (plus Earnings on that amount while in escrow); or (ii) the total amount in the escrow sub-account (plus Earnings). The Trust shall be paid out of the applicable escrow sub-account the remainder amount.

      6. SUSPENSION OF PERFORMANCE; DISBURSEMENT INTO COURT. If, at any time, there shall exist any dispute between the Trust and the Adviser or the Adviser and a Sub-Adviser with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds or the Escrow Agent's proper actions with respect to its obligations hereunder, or if a successor Escrow Agent has not been appointed within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 7 hereof, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

            (a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); PROVIDED, HOWEVER, that Escrow Agent shall continue to invest the Escrow Funds in accordance with Section 3 hereof; and/or

            (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

The Escrow Agent shall have no liability to the Trust, the Adviser, their respective shareholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

      7. RESIGNATION AND REMOVAL OF ESCROW AGENT. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days' prior written notice to the Trust and the Adviser, or may be removed, with or without cause, by the Trust and the Adviser acting jointly by furnishing written notice to the Escrow Agent, at any time by the giving of ten (10) days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein. Upon any such notice of resignation or removal, the Trust and the Adviser jointly shall appoint a successor Escrow Agent hereunder, which shall be a bank. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, and notwithstanding any termination of this Escrow Agreement, the provisions of this Escrow Agreement shall inure to the benefit of the Escrow Agent as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all funds held by it in the Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

      8.    LIABILITY OF ESCROW AGENT.

            (a) The duties of the Escrow Agent hereunder are entirely administrative and not discretionary. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no further duties or responsibilities shall be implied. The Escrow Agent is obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement, is authorized hereby to comply with any orders, judgments or decrees of any court or arbitration panel and shall not incur any liability as a result of its compliance with such instructions, orders, judgments or decrees.

            (b) The Escrow Agent may rely and shall be protected in acting upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the persons or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such instrument.

            (c) The Trust and the Adviser hereby waive any suit, claim, demand or cause of action of any kind which either one or both may now or hereafter have to assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful misappropriation of funds by the Escrow Agent or unless a court of competent jurisdiction determines that the Escrow Agent's gross negligence was the primary cause of a loss to the Trust or the Adviser.

            (d) The Escrow Agent shall have no duty to solicit any payments that may be due to it hereunder. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for or written instructions given by the Trust and the Adviser. In the administration of this Escrow Agreement and the Escrow Fund hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

      9. INDEMNIFICATION OF ESCROW AGENT. The Trust and the Adviser, jointly and severally, hereby indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (the "Indemnitees") against any and all actions, claims, losses, damages, liabilities, fines, penalties, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses and the reasonable allocated costs and expenses of in-house counsel) ("Losses") incurred by or asserted against any of them from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, proceeding or investigation by any person, including without limitation the Trust or the Adviser, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, or common law or equitable cause or otherwise arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transaction contemplated herein; except for any such Losses arising from any liability resulting solely from the gross negligence or willful misconduct of the Escrow Agent or other party claiming indemnification. In addition to and not in limitation of the immediately preceding sentence, the Trust and the Adviser, jointly and severally, also hereby indemnify and hold harmless the Indemnitees and each of them from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them for following any instruction or other direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement. The provisions of this Section 9 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

      10. FEES AND EXPENSES OF ESCROW AGENT. The Trust and the Adviser shall compensate the Escrow Agent for its services hereunder in accordance with the Letter Agreement dated January 26, 2006 by and among the Trust, the Adviser and the Escrow Agent, attached hereto as EXHIBIT 1 and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this section shall be payable by the Trust and the Adviser, jointly and severally, upon demand by the Escrow Agent. The obligations of the Trust and the Adviser under this section shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

            The Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which the Escrow Agent or the Indemnitees are entitled to seek indemnification pursuant to Section 9 hereof.) The Escrow Agent shall notify the Trust and the Adviser of any disbursement from the Escrow Funds to itself or the Indemnitees in respect of any compensation or reimbursement hereunder and shall furnish to the Trust and the Adviser copies of all related invoices and other statements. The Trust and the Adviser hereby grant to the Escrow Agent and the Indemnitees a security interest in and lien upon the Escrow Funds and all funds therein to secure all obligations hereunder to the Escrow Agent and the Indemnitees, and the Escrow Agent and the Indemnities shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds. If for any reason funds in the Escrow Funds are insufficient to cover such compensation and reimbursement, the Trust and the Adviser shall promptly pay such amounts to the Escrow Agent or the Indemnitees upon receipt of an itemized invoice.

      11. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return, receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            (a)   If to Trust:

                  Old Mutual Insurance Series Fund
                  4643 South Ulster Street, Suite 600
                  Denver, CO 80237

                  Attn: Andra Ozols, Esq.
                  Facsimile:

                  With a copy to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, PA 19103
                  Attn: William H. Rheiner, Esq.
                  Facsimile: (215) 864-8999

            (b)   If to Adviser:

                  Old Mutual Capital, Inc.
                  4643 South Ulster Street, Suite 600,
                  Denver, Colorado 80237
                  Attn: Andra Ozols, Esq.
                  Facsimile:

                  With a copy to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, PA 19103
                  Attn: William H. Rheiner, Esq.
                  Facsimile: (215) 864-8999

            (c)   If to the Escrow Agent:

                  U.S. Bank Corporate Trust Services
                  123 South Broad Street, PA-1249
                  Philadelphia, PA 19109
                  Attn: Terence McPoyle
                  Facsimile: (215) 670-6337

                  With a copy to:

                  the Adviser, at the addresses set forth above, if the notice is from the Trust

                  or

                  the Trust, at the address set forth above, if the notice is from the Adviser

Any party may send any notice required or permitted hereunder to the intended recipient at the address set forth above using any other means of communication (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices required or permitted hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      12. MISCELLANEOUS. This Escrow Agreement and the Interim Agreement set forth the entire understanding of the parties with respect to the subject matter hereof. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

            13. GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

            14. CONSENT TO JURISDICTION AND VENUE. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Commonwealth of Pennsylvania shall have the sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the Superior Court Division of the General Court of the Commonwealth of Pennsylvania shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

            15. AMENDMENTS. No amendment to any provision of this Escrow Agreement shall be valid unless it is in writing and signed by the Trust, the Adviser and the Escrow Agent.

            16. COUNTERPARTS. This Escrow Agreement may be signed in counterparts, each of which shall be an original and all of which shall constitute one instrument.

            17. TERMINATION. Upon the first to occur of the disbursement of all amounts in the Escrow Funds pursuant to Section 5, or the disbursements of all amounts in the Escrow Funds into court pursuant to Section 6 hereof, this Escrow Agreement shall terminate and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

            18. DEALINGS. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Trust or the Adviser and become pecuniarily interested in any transaction in which the Trust or the Adviser may be interested, and may contract and lend money to the Trust or the Adviser and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Trust or the Adviser or for any other entity.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, this Escrow Agreement has been executed as of the date and year first above written.

                                     OLD MUTUAL INSURANCE SERIES FUND

                                     By: /s/ Kenneth R. Naes
                                         ---------------------------------
                                     Name:  Kenneth R. Naes
                                     Title: Assistant Treasurer

                                     OLD MUTUAL CAPITAL, INC.

                                     By: /s/ Mark Black
                                         ---------------------------------
                                     Name:  Mark Black
                                     Title: CFO

                                     U.S. BANK, NATIONAL ASSOCIATION,
                                     as Escrow Agent

                                     By: /s/ Terence McPoyle
                                         ---------------------------------
                                     Name: Terence McPoyle
                                     Title: PORTFOLIO RELATIONSHIP MANAGER

                                   SCHEDULE A

                                   PORTFOLIOS

--------------------------------------------------------------------------------
PORTFOLIO                                 SUB-ADVISER

--------------------------------------------------------------------------------
Select Value Portfolio                    Liberty Ridge Capital, Inc.

--------------------------------------------------------------------------------
Mid Cap Portfolio                         Liberty Ridge Capital, Inc.

--------------------------------------------------------------------------------
Small Cap Growth Portfolio                Copper Rock

--------------------------------------------------------------------------------
Small Cap Portfolio                       Liberty Ridge Capital, Inc.
                                          (manages 50% of the portfolio)

--------------------------------------------------------------------------------
Large Cap Growth Portfolio                N/A (Only the advisory and not
                                          sub-advisory portion of the advisory
                                          fee is subject to escrow)

--------------------------------------------------------------------------------
Large Cap Growth Concentrated Portfolio   N/A (Only the advisory and not
                                          sub-advisory portion of the advisory
                                          fee is subject to escrow)

--------------------------------------------------------------------------------
Technology & Communications Portfolio     N/A (Only the advisory and not
                                          sub-advisory portion of the advisory
                                          fee is subject to escrow)

--------------------------------------------------------------------------------
Growth II Portfolio                       N/A (Only the advisory and not
                                          sub-advisory portion of the advisory
                                          fee is subject to escrow)

--------------------------------------------------------------------------------

[USBANK LOGO]

U.S. Bank Corporate Trust Services
21 South Street 3rd Floor
Murristown, New Jersey 07060

Tel. (973)898-7166
Fax: (973)682-4531

January 26, 2005                     VIA EMAIL: Andra.Ozols@OldMutualCapital.com

Andra Ozols, Esq.
General Counsel
Old Mutual Capital, Inc.
4645 South Ulster Street, Suite 600
Denver, Co 80237

RE: OLD MUTUAL INSURANCE SERIES, OLD MUTUAL ADVISOR FUNDS II, OLD MUTUAL ADVIAOR FUNDS/FUND/OLD MUTUALCAPITAL, INC. ESCROW TRANSACTION

Dear Ms. Ozols:

Enclosed please find a Fee Schedule from U.S. Bank Corporate Trust Services to act as Escrow Agent for the above-referenced transaction.

U.S. Bancorp, headquartered in Minneapolis, is the 6th largest financial holding company In the United Stares, with total assets exceeding $195 billion at year-end 2004. U.S. Bancorp, the parent company of U.S. Bank, serves 13.1 million customers and operates 2,370 branch offices in 24 states. U.S. Bancorp customers also access their accounts through 4,620 U.S. Bank ATMs, U.S. Bank Internet Banking and telephone banking, A network of specialized U.S. Bancorp offices across the nation, inside and outside our 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions, U.S. Bank is home of the exclusive Five Star Service Guarantee. Visit U.S. Bancorp on the web at usbank.com.

If you have any questions regarding our Fee Schedule or services, please feel free to give me a call. Again, thank you for your interest in U.S. Bank Corporate Trust Services and we look forward to working with Old Mutual Capital, Inc. on this and future transactions in the years ahead.

Sincerely,

/s/ William T. Lynch
William T. Lynch
Vice President

oc:  Lyan Hines

                                                                       EXHIBIT 1

Escrow Agent Services for

OLD MUTUAL INSURANCE SERIES, OLD MUTUAL ADVISOR FUNDS II, OLD MUTUAL ADVISOR FUNDS/OLD MUTUAL CAPITAL, INC.

SCHEDULE OF FEES

        One-Time Administration Fee: ..............   $20,000
        (covering period ending April 30, 2006)
        Transaction Expenses:
           For Wire Transfer or Check: ............   N/A
           Security Purchase/Sale: ................   N/A
        Legal Fees and Expenses: ..................   Billed At Cost

The Administration Fee is payable at the closing of this transaction. Thereafter any expenses will be billed on the anniversary date of the closing. The Administration Fee will not be pro-rated.

The above-mentioned Fees are basic charges and do not include out-of-pocket expenses, which will be billed in addition to the regular charges, Out-of-pocket expenses shall include, but are not limited to: telephone tolls, stationery, travel and postage expenses.

Funds will be invested based on the permitted investments in the Governing documents and as instructed by the client/customer pursuant to the Investment Authorization letter. Unless otherwise directed, all funds will be automatically invested into the U.S. Bank Money Market Account. A disclosure form for this account has been enclosed for your review.

Charges for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be determined by appraisal in amounts commensurate with the service to be provided.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Our proposal is subject in all aspects to our review and acceptance of the final documents, which set forth our duties and responsibilities, and the approval of this new business by our New Business Acceptance Committee.

AGREED:

Signature: /s/ Mark Black                  Signature: __________________________
           ---------------------------
Name: Mark Black                           Name: _______________________________
Title: CFO                                 Title: ______________________________
Date: 1/27/06                              Date: _______________________________

(1) If this transaction is not consummated and is terminated, the responsible party will be billed any unpaid legal fees and expenses incurred on behalf of U.S. Bank and is responsible for the full and prompt payment of such fees and expenses.

                         U.S. BANK NATIONAL ASSOCIATION
                              MONEY MARKET ACCOUNT
                              DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association ("U.S. Bank") interest-bearing money market deposit account designed to meet the needs of U.S. Bank's Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank's discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank's trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

                            AUTOMATIC AUTHORIZATION

In the absence of specific Written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account.

OLD MUTUAL CAPITAL                                    /s/ Mark Black
---------------------------------------  ---------------------------------------
Company Name                             Signature of Authorized Directing Party

                                             CFO  1/26/06
---------------------------------------  ---------------------------------------
Trust Account Number - includes          Title / Date
existing and future sub-accounts unless
otherwise directed

Form 2004.1 MMDA eff. 4/28/04